     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2002
                                                      REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                 GREY WOLF, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                                               74-2144774
  (STATE OF JURISDICTION OF                                 (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                             10370 RICHMOND AVENUE,
                                    SUITE 600
                            HOUSTON, TEXAS 77042-4136
                                 (713) 435-6100
                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                    NUMBER, INCLUDING AREA CODE, OF PRINCIPAL
                               EXECUTIVE OFFICES)

                                   ----------

                         1996 EMPLOYEE STOCK OPTION PLAN
           2001 AND 2002 NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENTS
                            (FULL TITLE OF THE PLAN)

                                   ----------

                                DAVID W. WEHLMANN
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        10370 RICHMOND AVENUE, SUITE 600
                            HOUSTON, TEXAS 77042-4136
                                 (713) 435-6100
                               FAX: (713) 435-6171
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   ----------

                                    COPY TO:
                                NICK D. NICHOLAS
                             PORTER & HEDGES, L.L.P.
                            700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 226-0600
                               FAX: (713) 226-0237

                                   ----------

===================================================================================================================================
                                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                         AMOUNT TO            OFFERING             AGGREGATE        AMOUNT OF
        TITLE OF SECURITIES TO BE REGISTERED         BE REGISTERED (1)   PRICE PER SHARE (2)    OFFERING PRICE  REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.10 per share) (4)......       7,375,000             $4.285             $31,601,875       $2,907.37
===================================================================================================================================

(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the registration fee, based upon the average high and low price of the Common Stock as reported on the American Stock Exchange on June 19, 2002.

(3) Does not include 5,133,740 shares covered by previous registration statements included in the prospectus filed herewith pursuant to Rule 429. The Registrant previously paid the registration fees regarding these shares.

(4) Includes one preferred share purchase right (the "Rights") for each share of Common Stock. Pursuant to Rule 457(g) of the Securities Act no separate fee is required for the Rights.

         PURSUANT TO THE PROVISIONS OF RULE 429 OF THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO 5,133,740 SHARES OF COMMON STOCK COVERED BY THE REGISTRANT'S REGISTRATION STATEMENTS ON FORM S-8 REG. NO. 333-19027 (2,133,740 SHARES) AND REG. NO. 333-41334 (3,000,000 SHARES). THE REGISTRATION FEES WITH RESPECT TO THE 5,133,740 SHARES OF COMMON STOCK WERE PREVIOUSLY PAID.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



         The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, and are incorporated herein by reference.

ITEM 1.  PLAN INFORMATION

         The information required to be provided to participants pursuant to this Item is set forth in the Information Memorandum for the 1996 Employee Stock Option Plan, as amended, and the Information Memorandum for the Non-Employee Director Stock Option Agreements.

ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The written statement required to be provided to participants pursuant to this Item is set forth in the Information Memorandums referenced in Item 1 above.

                                12,508,740 SHARES

                                 GREY WOLF, INC.

                                  COMMON STOCK


                                   ----------


         We have prepared this prospectus for use by selling shareholders listed on page 12 of this prospectus to allow them to sell their shares without restriction. The selling shareholders may make sales by the methods described in the section entitled "Plan of Distribution" in this prospectus. We will file a supplemental prospectus if required to do so by applicable securities laws to describe specific sales of shares or to identify any selling shareholders not listed in this prospectus.

         Our common stock trades on the American Stock Exchange under the symbol "GW."

         We will not receive any portion of the proceeds resulting from the sale of the shares offered by the selling shareholders under this prospectus. In addition, we will pay for certain of the expenses relating to the registration of the shares.

         Our principal executive offices are located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and our telephone number is (713) 435-6100.

                                   ----------


                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

  CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS.


                                   ----------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    This prospectus is dated June 20, 2002.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Where You Can Find More Information..........................................3
Grey Wolf, Inc...............................................................4
Forward-looking Statements...................................................4
Risk Factors.................................................................5
Selling Shareholders........................................................12
Plan of Distribution........................................................14
Legal Matters...............................................................15
Experts.....................................................................15


                                   ----------


         You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form S-8 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information with respect to Grey Wolf, Inc. and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings are also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

         SEC rules allow us to include some of the information required to be in this prospectus by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates:

        o our Annual Report on Form 10-K for the year ended December 31, 2001;

        o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

        o     our Definitive Proxy Statement on Schedule 14A dated March 27,
              2002;

        o the description of our common stock contained in our Current Report on Form 8-K dated October 6, 1997; and

         o the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A filed with the SEC on October 9, 1998.

         You may request a copy of these filings, which we will provide to you at no cost, by telephoning or writing us at the following address:

                  Grey Wolf, Inc.
                  10370 Richmond Avenue, Suite 600
                  Houston, Texas 77042-4136
                  (713) 435-6100

                                 GREY WOLF, INC.

         We are a leading provider of contract land drilling services in the United States with a domestic fleet of 121 rigs, of which 64 are marketed. We have cold-stacked 36 rigs since the third quarter of 2001, bringing our inventory rig count to 57. Included in the marketed fleet is one non-owned rig that we operate for a third party. Our core markets are in Ark-La-Tex, the Gulf Coast, Mississippi/Alabama and South Texas markets. Our customers include independent producers and major oil and gas companies. We conduct all our operations through our subsidiaries.

         Grey Wolf, Inc. is a Texas corporation formed in 1980. Our principal office is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042-4136, and our telephone number is (713) 435-6100. Our website address is www.gwdrilling.com.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated herein by reference contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 1E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus and the documents incorporated herein by reference are forward-looking statements, including statements regarding the following:

        o     business strategy;

        o     demand for our services;

        o     2002 rig activity and financial results;

        o     reactivation of inventory rigs;

        o     projected daily margins;

        o     wage rates;

        o     depreciation and capital expenditures in 2002; and

        o anticipated operating and financial results with respect to our term drilling contracts.

         Although we believe the expectations and beliefs reflected in the forward-looking statements are reasonable, we can give no assurance that our expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include:

        o     fluctuations in prices and demand for oil and gas;

        o fluctuations in levels of oil and gas exploration and development activities;

        o     fluctuations in the demand for contract land drilling services;

        o     the existence and competitive responses of our competitors;

        o attempts by our customers to terminate, renegotiate, or fail to honor term drilling contracts;

        o     technological changes and developments in the industry;

        o the existence of operating risks inherent in the contract land drilling industry;

        o     U.S. and global economic conditions;

        o     the availability and terms of insurance coverage;

        o     the ability to attract and retain qualified personnel; and

        o unforeseen operating costs such as cost for environmental remediation and turnkey cost overruns.

         The information contained in this prospectus under the heading "Risk Factors," identifies additional risk factors that could also affect our operating results and performance. We urge you to carefully consider those risk factors.

                                  RISK FACTORS

         An investment in our common stock is risky. You should carefully consider the following risk factors and all of the other information set forth or incorporated by reference in this prospectus before you purchase our common stock.

OUR BUSINESS CAN BE ADVERSELY AFFECTED BY LOW OIL AND GAS PRICES AND EXPECTATIONS OF LOW PRICES.

         As a supplier of land drilling services, our business depends on the level of drilling activity by oil and gas exploration and production companies operating in the geographic markets where we operate. The number of wells they choose to drill is strongly influenced by past trends in oil and gas prices, current prices, and their outlook for future oil and gas prices. Low oil and gas prices, or the perception among oil and gas companies that future prices are likely to decline, can materially and adversely affect us in many ways, including:

        o     our revenues, cash flows and earnings;

        o the fair market value of our rig fleet, which in turn could trigger a write down for accounting purposes;

        o our customers may seek to terminate, renegotiate or fail to honor our term drilling contracts;

        o     our ability to maintain or increase our borrowing capacity;

        o our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital; and

        o our ability to retain skilled rig personnel who we would need in the event of a upturn in the demand for our services.

VOLATILITY IN OIL AND GAS PRICES CAN ADVERSELY AFFECT OUR BUSINESS.

         Volatility in oil and gas prices can produce wide swings in the levels of overall drilling activity in the markets we serve and affect the demand for our drilling services and the dayrates we can charge for our rigs. Pronounced downturns in oil and gas prices, or expectations of downturns, can adversely affect our business. Oil and gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and gas prices, including:

        o     weather conditions in the United States and elsewhere;

        o     economic conditions in the United States and elsewhere;

        o     actions by OPEC, the Organization of Petroleum Exporting
              Countries;

        o political instability in the Middle East and other major producing regions;

        o     governmental regulations, both domestic and foreign;

        o     the price of foreign imports of oil and gas; and

        o     the overall supply and demand for oil and gas.

         We believe our operating and financial performance illustrates this risk. Oil and gas prices generally dropped beginning in late 1997, with generally lower commodity prices extending well into 1999. Beginning in the first quarter of 1998, drilling activity in the markets we serve also dropped significantly, and we experienced significant declines both in the average number of rigs working and in the rates we could charge for them. During 2000 and the first nine months of 2001, market conditions improved, with higher commodity prices, dayrates, and rig utilization. However, commodity prices dropped again in mid-2001, which adversely affected drilling activity and dayrates. The average number of our rigs working in the third quarter of 2001 was 91 but declined to 68 in the fourth quarter of 2001 and 56 in the first quarter of 2002. Our operating margin per rig day was $6,971 in the third quarter of 2001 but fell to $5,337 in the fourth quarter of 2001 and to $3,415 for the first quarter of 2002.

         Future demand for our rigs may decline and we can offer you no assurance otherwise. If drilling activity increases in the areas where we operate, we cannot assure you that demand for our rigs will also increase.

WE OPERATE IN A HIGHLY COMPETITIVE, FRAGMENTED INDUSTRY IN WHICH PRICE COMPETITION IS INTENSE.

         The drilling contracts we compete for are usually awarded on the basis of competitive bids. Pricing and rig availability are the primary factors considered by our potential customers in determining which drilling contractor to select. We believe other factors are also important. Among those factors are:

        o     the type and condition of drilling rigs;

        o     the quality of service and experience of rig crews;

        o     the safety record of the rig;

        o     the offering of ancillary services; and

        o the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

         While we must generally be competitive in our pricing, our competitive strategy generally emphasizes the quality of our equipment, the safety record of our rigs and the experience of our rig crews to differentiate us from our competitors. This strategy is less effective as lower demand for drilling services intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an over supply of rigs can cause greater price competition.

         Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and make any improvement in demand for drilling rigs short-lived.

WE FACE COMPETITION FROM MANY COMPETITORS WITH GREATER RESOURCES.

         Certain of our competitors have greater financial and human resources than we do. Their greater capabilities in these areas may enable them to:

        o     better withstand periods of low rig utilization;

        o     compete more effectively on the basis of price and technology;

        o     retain skilled rig personnel; and

        o build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more quickly than us in periods of high drilling demand.

OUR DRILLING OPERATIONS INVOLVE INHERENT RISKS OF LOSS WHICH IF NOT INSURED OR INDEMNIFIED AGAINST COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Our business is subject to the many hazards inherent in the land drilling business including the risks of:

        o     blowouts;

        o     fires and explosions;

        o     collapse of the borehole;

        o     lost or stuck drill strings; and

        o     damage or loss from natural disasters.

         We attempt to obtain indemnification from our customers by contract for certain of these risks under daywork contracts but are not always able to do so. We also seek to protect ourselves from some but not all operating hazards through insurance coverage.

         If these hazards occur they can produce substantial liabilities to us from, among other things:

        o     suspension of drilling operations;

        o     damage to the environment;

        o damage to, or destruction of our property and equipment and that of others;

        o     personal injury and loss of life; and

        o damage to producing or potentially productive oil and gas formations through which we drill.

         The indemnification we receive from our customers and our own insurance coverage may not, however, be sufficient to protect us against liability for all consequences of disasters, personal injury and property damage. Additionally, our insurance coverage generally provides that we bear a portion of the claim through substantial insurance coverage deductibles. The premiums we pay for insurance policies are also subject to substantial increase based upon our claims history and outside economic events that affect the insurance industry in general, which may increase our operating costs. We can offer no assurance that our insurance or indemnification arrangements will adequately protect us against liability from all of the hazards of our business. We are also subject to the risk that we may be unable to obtain or renew insurance coverage of the type and amount we desire at reasonable rates. If we were to incur a significant liability for which we were not fully insured or indemnified it could have a material adverse effect on our financial position and results of operations.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS THAT MAY EXPOSE US TO LIABILITIES FOR NONCOMPLIANCE WHICH COULD ADVERSELY AFFECT US.

         Many aspects of our operations are subject to environmental laws and regulations. For example, our drilling operations are typically subject to extensive and evolving laws and regulations governing:

        o     environmental quality;

        o     pollution control; and

        o     remediation of environmental contamination.

         Our operations are often conducted in or near ecologically sensitive areas, such as wetlands which are subject to special protective measures and which may expose us to additional operating costs and liabilities for noncompliance with applicable laws. The handling of waste materials, some of which are classified as hazardous substances, is a necessary part of our operations. Consequently, our operations are subject to stringent regulations relating to protection of the environment and waste handling which may impose liability on us for our own noncompliance and, in addition, that of other parties without regard to whether we were negligent or otherwise at fault. We may also be exposed to environmental or other liabilities originating from businesses and assets which we purchased from others. Compliance with applicable laws and regulations may require us to incur significant expenses and capital expenditures which could have a material and adverse affect on our operations by increasing our expenses and limiting our future contract drilling opportunities.

IN ADDITION TO TRADE LIABILITIES, WE HAVE $250.0 MILLION IN PRINCIPAL AMOUNT OF INDEBTEDNESS UNDER OUR SENIOR NOTES WITH SEMI-ANNUAL INTEREST PAYMENTS OF APPROXIMATELY $11.1 MILLION.

         We are indebted for a total of $250.0 million in principal amount under our 8 7/8% Senior Notes due 2007. Semi-annual interest payments on the senior notes of approximately $11.1 million are due on January 1 and July 1 of each year. Our operating activities provided net cash sufficient to pay our debt service obligations for the year ended December 31, 2001; however, there can be no assurances that we will be able to generate sufficient cash flow in the future.

         Our ability in the future to meet our debt service obligations and reduce our total indebtedness will depend on a number of factors including:

        o     oil and gas prices;

        o     demand for our drilling services;

        o     whether our business strategy is successful; and

        o     other financial and business factors that affect us.

        Many of these factors are beyond our control.

         If we do not generate sufficient cash flow to pay debt service and repay principal in the future, we will likely be required to use one or more of the following measures:

        o     diminish our cash balances;

        o     use our existing credit facility;

        o     obtain additional external financing;

        o     refinance our indebtedness; and

        o     sell our assets.

WE HAVE HAD ONLY TWO PROFITABLE YEARS SINCE 1991.

         We have a history of losses with our only profitable years since 1991 being 1997 and 2001 in which we had net income of $10.2 million and $68.5 million, respectively. Whether we are able to be profitable in the future will depend on many factors, but primarily on utilization rates for our rigs and the rates we charge for them. Whether we can achieve those goals will largely depend on oil and gas prices which are beyond our control.

UNEXPECTED COST OVERRUNS ON OUR TURNKEY AND FOOTAGE DRILLING JOBS COULD ADVERSELY AFFECT US.

         We have historically derived a significant portion of our revenues from turnkey and footage drilling contracts and we expect that they will continue to represent a significant component of our revenues. The occurrence of uninsured or under-insured losses or operating cost overruns on our turnkey and footage jobs could have a material adverse effect on our financial position and results of operations. Under a typical turnkey or footage drilling contract, we agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price. We typically provide technical expertise and engineering service, as well as most of the equipment required for the drilling of turnkey and footage wells. We often subcontract for related services. Under typical turnkey drilling arrangements, we do not receive progress payments and are entitled to be paid by our customer only after we have performed the terms of the drilling contract in full. For these reasons, the risk to us under turnkey and footage drilling contracts is substantially greater than for wells drilled on a daywork basis because we must assume most of the risks associated with drilling operations that are generally assumed by our customer under a daywork contract. Although we attempt to obtain insurance coverage to reduce certain of the risks inherent in our turnkey and footage drilling operations, we can offer no assurance that adequate coverage will be obtained or will be available in the future.

WE COULD BE ADVERSELY AFFECTED IF WE LOST THE SERVICES OF CERTAIN OF OUR SENIOR MANAGERS.

         Our business is dependent to a significant extent on a small group of our executive management personnel. The loss of any one of these individuals could have a material adverse effect on our financial condition and results of operations.

OUR INDENTURES AND CREDIT AGREEMENTS MAY PROHIBIT US FROM PARTICIPATION IN CERTAIN TRANSACTIONS THAT WE MAY CONSIDER ADVANTAGEOUS.

         The indentures under which we issued our senior notes contain restrictions on our ability and the ability of certain of our subsidiaries to engage in certain types of transactions. These restrictive covenants may adversely affect our ability to pursue business acquisitions and rig refurbishments. These include covenants prohibiting or limiting our ability to:

        o     incur additional indebtedness;

        o     pay dividends or make other restricted payments;

        o     repurchase our equity securities;

        o     sell material assets;

        o     grant or permit liens to exist on our assets;

        o     enter into sale and lease-back transactions;

        o     enter into certain mergers, acquisitions and consolidations;

        o     make certain investments;

        o     enter into transactions with related persons; and

        o engage in lines of business unrelated to our core land drilling business.

         Our senior secured credit facility also contains covenants restricting our ability and our subsidiaries' ability to undertake many of the same types of transactions, and, when certain conditions are met, contains financial ratio covenants. They may also limit our ability to respond to changes in market conditions. Our ability to meet the financial ratio covenants of our credit agreement can be affected by events and conditions beyond our control and we may be unable to meet those tests.

         Our senior secured credit facility contains default terms that effectively cross default with the indentures covering our senior notes. If we breach the covenants in the indentures it could cause our default under our senior notes, and also under our senior secured credit agreement, and possibly under other then outstanding debt obligations owed by us or our subsidiaries. If the indebtedness under our senior secured credit agreement or other indebtedness owed by us or our subsidiaries is more than $10.0 million and is not paid when due, or is accelerated by the holders of the debt, then an event of default under the indenture covering our senior notes would occur. If circumstances arise in which we are in default under our various credit agreements, our cash and other assets may be insufficient to repay our indebtedness and that of our subsidiaries.

WE COULD BE ADVERSELY AFFECTED IF SHORTAGES OF EQUIPMENT, SUPPLIES OR PERSONNEL OCCUR.

         While we are not currently experiencing any shortages, from time to time there have been shortages of drilling equipment and supplies which we believe could reoccur. During periods of shortages, the cost and delivery times of equipment and supplies are substantially greater. In the past, in response to such shortages, we have formed alliances with various suppliers and manufacturers that enabled us to reduce our exposure to price increases and supply shortages. Although we have formed many informal supply alliances with equipment manufacturers and suppliers and are attempting to establish arrangements to assure adequate availability of certain necessary equipment and supplies on satisfactory terms, there can be no assurance that we will be able to do so or to maintain existing alliances. Shortages of drilling equipment or supplies could delay and adversely affect our ability to return to service our cold-stacked or inventory rigs and obtain contracts for our marketed rigs, which could have a material adverse effect on our financial condition and results of operations.

         Although we have not encountered material difficulty in hiring and retaining qualified rig crews, such shortages have occurred in the industry. We may experience shortages of qualified personnel to operate our rigs, which could have a material adverse effect on our financial condition and results of operations.

OUR EXISTING DIVIDEND POLICY AND CONTRACTUAL RESTRICTIONS LIMIT OUR ABILITY TO PAY DIVIDENDS.

         We have never declared a cash dividend on our common stock and do not expect to pay cash dividends on our common stock for the foreseeable future. We expect that all cash flow generated from our operations in the foreseeable future will be retained and used to develop or expand our business, pay debt service and reduce outstanding indebtedness. Furthermore, the terms of our senior secured credit facility prohibit the payment of dividends without the prior written consent of the lenders. The terms of the indentures under which our senior notes are issued also restrict our ability to pay dividends under certain conditions.

CERTAIN PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS, SECURITIES AND CREDIT AGREEMENTS HAVE ANTI-TAKEOVER EFFECTS WHICH MAY PREVENT OUR SHAREHOLDERS FROM RECEIVING THE MAXIMUM VALUE FOR THEIR SHARES.

         Our articles of incorporation, bylaws and securities and credit agreements contain certain provisions intended to delay or prevent entirely a change of control transaction not supported by our board of directors, or which may have that general effect. These measures include:

         o classification of our board of directors into three classes, with each class serving a staggered three year term;

         o giving our board of directors the exclusive authority to adopt, amend or repeal our bylaws and thus prohibiting shareholders from doing so;

         o requiring our shareholders to give advance notice of their intent to submit a proposal at the annual meeting; and

         o limiting the ability of our shareholders to call a special meeting and act by written consent.

         Additionally, the indentures under which our senior notes are issued, require us to offer to repurchase all senior notes then outstanding at a purchase price equal to 101% of the principal amount of the senior notes plus accrued and unpaid interest to the date of purchase in the event that the we become subject to a change of control, as defined in the indentures. This feature of the indentures could also have the effect of discouraging change of control offers.

         In addition, we have adopted a shareholder rights plan which may have the effect of impeding a hostile attempt to acquire control of us.

LARGE AMOUNTS OF OUR COMMON STOCK MAY BE RESOLD INTO THE MARKET IN THE FUTURE WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

         If we issue a significant amount of common stock, convertible preferred stock or warrants, the market price of our common stock may be adversely affected.

         As of May 31, 2002, 181.0 million shares of our common stock were issued and outstanding. In addition, as of May 31, 2002, we had issued options to purchase 8.8 million shares of common stock and these options are currently exercisable for 3.7 million shares of common stock. The market price of our common stock could drop significantly if future sales of substantial amounts of our common stock occur, or if the perception exists that substantial sales may occur.

                              SELLING SHAREHOLDERS

         The following table sets forth information concerning the selling shareholders as of May 31, 2002. We are registering the shares so that the selling shareholders may sell their shares from time to time without restriction. See "Plan of Distribution."


                                                        NUMBER
                                                       OF SHARES       NUMBER OF SHARES                    NUMBER      PERCENTAGE
                                                         OWNED      SUBJECT TO OPTIONS(3)      NUMBER     OF SHARES     OF SHARES
                                                       AND TO BE   ------------------------  OF SHARES      OWNED        OWNED
                                                      OWNED PRIOR                   NOT        BEING        AFTER         AFTER
                                                      TO OFFERING   CURRENTLY    CURRENTLY    OFFERED     OFFERING      OFFERING
SELLING SHAREHOLDER              POSITION               (1)(2)     EXERCISABLE  EXERCISABLE     (3)        (2)(4)          (2)
-------------------              --------             -----------  -----------  -----------  ---------    ---------    ----------
Thomas P. Richards    Chief Executive Officer,         2,058,160     658,160     1,239,540   1,897,700   1,400,000(5)      1.1
                      President, Chairman of the
                      Board, and Director

Edward S. Jacob III   Senior Vice President-              78,123      78,000       322,000     400,000         123(6)        *
                      Operations

Gary D. Lee           Senior Vice President-Human        167,567     165,920       281,920     447,840       1,647(6)        *
                      Resources

David W. Wehlmann     Senior Vice President,             199,040     195,040       414,660     609,700       4,000(7)        *
                      Chief Financial Officer and
                      Secretary

Merrie S. Costley     Vice President and Controller       73,400      73,400       115,600     189,000          --           *

Donald J. Guedry, Jr. Vice President and Treasurer       111,764     109,400        99,200     208,600       2,364(8)        *

Frank A. Brown        Director                            53,000          --        50,000      50,000      53,000(9)        *

William T. Donovan    Director                           732,938          --        50,000      50,000     732,938(10)       *

James K.B. Nelson     Director                         4,790,798          --        50,000      50,000   4,790,798(11)     2.6

Robert E. Rose        Director                            45,000      25,000       100,000     125,000      20,000(12)       *

Steve A. Webster      Director                         6,308,453          --        50,000      50,000   6,308,453(13)     3.5

William R. Ziegler    Director and Vice Chairman of    6,312,453          --        50,000      50,000   6,312,453(14)     3.5
                      the Board

-----------------
* Indicates less than one percent.

(1) The selling shareholder has sole voting and sole investment power with respect to all shares owned, except as otherwise specified. Includes currently exercisable options as described in the notes below.

(2) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(3) Includes the shares subject to options under the 1996 Employee Stock Option Plan and the 2001 and 2002 Non-Employee Director Stock Option Agreements that are currently exercisable and that are not currently exercisable.

(4) Assumes the sale of all shares offered hereby to persons who are not affiliates of the selling shareholder.

(5) Represents 650,000 shares of common stock underlying currently exercisable options, 300,000 shares of common stock and 450,000 shares of common stock underlying currently exercisable options owned by a limited partnership controlled by Mr. Richards for the benefit of his children.

(6) Represents shares of common stock held by the selling shareholder in our 401(k) Plan.

(7) Represents shares of common stock underlying currently exercisable options granted under the 1982 Employee Stock Option Plan.

(8) Represents 1,000 shares of common stock owned by Mr. Guedry and 1,134 shares of common stock held in the 401(k) Plan.

(9) Represents 3,000 shares of common stock owned by Mr. Brown and 50,000 shares of common stock underlying currently exercisable non-employee director options granted before 2001.

(10) Represents 317,278 shares of common stock owned by Mr. Donovan, 125,000 shares of common stock underlying currently exercisable non-employee director options granted before 2001, 268,660 shares of common stock beneficially owned through Cambridge Associates, L.P., a Wisconsin limited partnership ("Cambridge"), of which Mr. Donovan is a general partner, and 22,000 shares of common stock beneficially owned by family members living in the same household. Mr. Donovan disclaims beneficial ownership of 214,056 shares owned by Cambridge and 22,000 shares owned by family members.

(11) Represents 1,660,500 shares of common stock owned by Mr. Nelson, 500 shares of common stock underlying currently exercisable non-employee director options granted before 2001, and 3,129,798 shares of common stock owned by Felicity Ventures, Ltd., a limited partnership controlled by Mr. Nelson and members of his family.

(12)     Represents 20,000 shares of common stock owned by Mr. Rose.

(13) Represents 721,698 shares of common stock owned by Mr. Webster, 125,000 shares of common stock underlying currently exercisable non-employee director options granted before 2001, and 5,461,755 shares of common stock beneficially owned through Somerset Capital Partners ("SCP"), of which Mr. Webster is a general partner.

(14) Represents 725,698 shares of common stock owned by Mr. Ziegler, 125,000 shares of common stock underlying currently exercisable non-employee director options granted before 2001 and 5,461,755 shares of common stock beneficially owned by SCP, of which Mr. Ziegler is a general partner.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell shares of our common stock in transactions on exchanges or markets as our common stock may be then listed for trading. Shares may also be sold in privately-negotiated transactions, in underwritten offerings, or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used in this prospectus, "selling shareholders" includes donees and pledgees who are selling shares which were received from a named selling shareholder after the date of this prospectus. The selling shareholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

         Other methods by which selling shareholders may sell shares of our common stock include, without limitation:

         o "at the market" to or through market makers or into an existing market for our common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise;

         o transactions which include cross or block trades or any other transaction permitted by the American Stock Exchange;

         o    through short sales; or

         o    any combination of any such methods of sale.

         The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to those broker dealers of the common stock offered by this prospectus, which common stock such broker-dealers may resell under this prospectus. The selling shareholders may also make sales under Rule 144 of the Securities Act of 1933 if that exemption from registration is available.

         The selling shareholders and any broker-dealers who act in connection with the sale of shares of our common stock under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933 and will be subject to prospectus delivery requirements. Any commissions received by them and profit on any resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         After we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

         o the name of each such selling shareholder and of the participating broker-dealer(s);

         o    the type and number of securities involved;

         o    the price at which such securities were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         o    other facts, material to the transaction.

         In addition, after we are notified by a selling shareholder that a donee or pledgee not then named as a selling shareholder intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         Each selling shareholder is responsible for paying the brokerage commissions or other charges and expenses incurred on the resales of his or her shares, except the expenses relating to the preparation of this prospectus and any prospectus supplement, which we are paying.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements of Grey Wolf, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

================================================================================


                                   ----------

                              WE HAVE NOT AUTHORIZED ANY DEALER,
                     SALESPERSON OR ANY OTHER PERSON TO GIVE ANY
                     INFORMATION OR TO REPRESENT ANYTHING NOT
                     CONTAINED IN THIS PROSPECTUS. YOU MUST NOT
                     RELY ON ANY UNAUTHORIZED INFORMATION. THIS
                     PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY
                     SHARES IN ANY JURISDICTION WHERE IT IS
                     UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS
                     IS CURRENT AS OF THE DATE BELOW.


                                   ----------


================================================================================

================================================================================




                                 GREY WOLF, INC.



                                   12,508,740

                                     SHARES

                                       OF

                                  COMMON STOCK



                                   ----------

                                   PROSPECTUS

                                   ----------



                                 JUNE 20, 2002




================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATED OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Grey Wolf, Inc., a Texas corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference:

         o    Annual Report on Form 10-K for the year ended December 31, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         o    our Definitive Proxy Statement on Schedule 14A dated March 27,
              2002;

         o the description of our common stock contained in our Current Report on Form 8-K dated October 6, 1997; and

         o the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A filed with the SEC on October 9, 1998.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in the 1996 Employee Stock Purchase Plan, as amended, and the 2001 and 2002 Non-Employee Director Stock Option Agreements upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for:

         o a breach of the director's duty of loyalty to the corporation or its shareholders;

         o acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

         o any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

         o an act or omission for which the liability of a director is expressly provided by an applicable statute.

         Article Ten of our Articles of Incorporation, as amended, states that a director is not liable to the company or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the State of Texas.

         In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director.

         The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person:

         o    conducted himself in good faith;

         o reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

         o in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         A person may be indemnified under Article 2.02-1 of the TBCA against

         o    judgments,

         o    penalties (including excise and similar taxes),

         o    fines,

         o    settlements, and

         o reasonable expenses actually incurred by the person (including court costs and attorneys' fees).

         However, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

         Under Article 2.02-1 of the TBCA a corporation may:

         o indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors;

         o indemnify and advance expenses to directors and such other persons set forth above to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law;

         o purchase and maintain insurance or another arrangement on behalf of directors and such other persons set forth above against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

         The Bylaws of the company set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 of the TBCA described above.

         The company maintains directors' and officers' insurance. The company has entered into agreements to indemnify its executive officers regarding liabilities that may result from such officer's service as an officer or director of the company.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

  EXHIBIT
  NUMBER                        DESCRIPTION
  -------                       -----------

     4.1 1996 Employee Stock Option Plan (exhibit 4.1 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.2 1996 Employee Stock Option Plan Amendment dated August 26, 1998 (exhibit 4.2 to the post-effective amendment no. 1 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.3 1996 Employee Stock Option Plan Amendment dated May 4, 1999 (exhibit 4.3 to our registration statement no. 333-41334 is incorporated herein by reference)

     4.4 Revised Form of Non-Qualified Stock Option Agreement (exhibit 4.3 to the post-effective amendment no. 1 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.5 Form of Incentive Stock Option Agreement (exhibit 4.2 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.6      1996 Employee Stock Option Plan Second Amendment dated May 14,
              2002.

     4.7 Form of Non-Qualified Stock Option Agreement as of February 13, 2002 by and between the Registrant and each of the non-employee directors (exhibit 10.22 to our Form 10-K (SEC File No. 1-8226) for the fiscal year ended December 31, 2001, filed with the SEC on March 15, 2002, is incorporated herein by reference)

     4.8 Non-Qualified Stock Option Agreement as of May 15, 2001 by and between the Registrant and Robert E. Rose.

     5.1      Opinion of Porter & Hedges, L.L.P.

    23.1      Consent of KPMG LLP

    23.2 Consent of Porter & Hedges, L.L.P. (contained in their opinion field as exhibit 5.1

    24.1 Powers of Attorney (included on the signature page of this Registration Statement)

ITEM 9.  UNDERTAKINGS

         (a)      Undertaking to Update

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                           (i) include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

                           (iii) include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      Undertaking With Respect to Documents Incorporated by
Reference

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)      Undertaking With Respect to Indemnification

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf, Inc. to comply with the Securities Act of 1933, as amended (the "Securities Act") and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of the Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all Exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

The Registrant

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 20th day of June, 2002.

                                       GREY WOLF, INC.



                                       By:  /s/ David W. Wehlmann
                                            -----------------------------------
                                                    David W.  Wehlmann,
                                                   Senior Vice President
                                                and Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                         TITLE                          DATE
                      ---------                                         -----                          ----
/s/ Thomas P. Richards                                   Chairman of the Board, President and     June 20, 2002
---------------------------------------------------             Chief Executive Officer
Thomas P.  Richards

/s/ William R. Ziegler                                      Vice Chairman of the Board and        June 20, 2002
---------------------------------------------------                    Director
William R.  Ziegler

/s/ Frank M. Brown                                                     Director                   June 20, 2002
---------------------------------------------------
Frank M.  Brown

/s/ William T. Donovan                                                 Director                   June 20, 2002
---------------------------------------------------
William T.  Donovan

/s/ James K. B. Nelson                                                 Director                   June 20, 2002
---------------------------------------------------
James K.  B.  Nelson

/s/ Robert E. Rose                                                     Director                   June 20, 2002
---------------------------------------------------
Robert E. Rose

/s/ Steven A. Webster                                                  Director                   June 20, 2002
---------------------------------------------------
Steven A.  Webster

/s/ David W. Wehlmann                                          Senior Vice President and          June 20, 2002
---------------------------------------------------             Chief Financial Officer
David W.  Wehlmann

/s/ Merrie S. Costley                                        Vice President and Controller        June 20, 2002
---------------------------------------------------
Merrie S.  Costley

                                INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                        DESCRIPTION
  -------                       -----------
     4.1      1996 Employee Stock Option Plan (exhibit 4.1 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.2      1996 Employee Stock Option Plan Amendment dated August 26, 1998
              (exhibit 4.2 to the post-effective amendment no. 1 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.3      1996 Employee Stock Option Plan Amendment dated May 4, 1999
              (exhibit 4.3 to our registration statement no. 333-41334 is incorporated herein by reference)

     4.4 Revised Form of Non-Qualified Stock Option Agreement (exhibit 4.3 to the post-effective amendment no. 1 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.5 Form of Incentive Stock Option Agreement (exhibit 4.2 to our registration statement no. 333-19027 on Form S-8 is incorporated herein by reference)

     4.6      1996 Employee Stock Option Plan Second Amendment dated May 14,
              2002.

     4.7      Form of Non-Qualified Stock Option Agreement as of February 13,
              2002 by and between the Registrant and each of the non-employee directors (exhibit 10.22 to our Form 10-K (SEC File No. 1-8226) for the fiscal year ended December 31, 2001, filed with the SEC on March 15, 2002, is incorporated herein by reference)

     4.8 Non-Qualified Stock Option Agreement as of May 15, 2001 by and between the Registrant and Robert E. Rose.

     5.1      Opinion of Porter & Hedges, L.L.P.

    23.1      Consent of KPMG LLP

    23.2 Consent of Porter & Hedges, L.L.P. (contained in their opinion field as exhibit 5.1

    24.1 Powers of Attorney (included on the signature page of this Registration Statement)